EXHIBIT 99.2

News Release

Contact: Investor Relations
Phone: (713) 324-4755
Email: xjtinvestor@expressjet.com

EXPRESSJET REPORTS MAY 2006 PERFORMANCE

            HOUSTON, June 1, 2006 – ExpressJet Holdings (NYSE: XJT) today announced increased traffic and capacity in May 2006 for its Continental Express operating fleet.

            During the month, ExpressJet revenue passenger miles (RPMs) totaled 910 million, up 23.1 percent over May 2005, and available seat miles (ASMs) increased by 11.7 percent compared with May 2005.  ExpressJet's May load factor was 81.3 percent, a 7.5 point increase over May 2005.  The company flew 77,281 block hours, compared with 68,861 block hours in May 2005, and operated 41,714 departures, versus 38,246 departures in May 2005.

            Also in May 2006, ExpressJet operated at a 99.9 percent controllable completion factor, which excludes cancellations due to weather and air traffic control.  ExpressJet had a total completion factor of 98.2 percent during the month.  In May 2005, ExpressJet’s controllable completion factor was 99.9 percent and its total completion factor was 99.4 percent.

            During the month, ExpressJet accepted delivery of one 50-seat Embraer ERJ-145XR aircraft, bringing the company's total operating fleet to 273 jets.

            ExpressJet Holdings has strategic investments in the air transportation sector, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines operates a fleet of Embraer regional jets as Continental Express to 152 destinations in the United States, Canada, Mexico, Central America and the Caribbean, and provides third-party training through its Training Services division.  ExpressJet Services, LLC provides third-party repair services.  The company is the sole stockholder of these subsidiaries and also invests in other entities that permit it to leverage the management experience, efficiencies and economies of scale present in its subsidiaries.  For more information, visit expressjet.com.

– more –

EXPRESSJET REPORTS MAY 2006 PERFORMANCE/Page 2

PRELIMINARY TRAFFIC RESULTS

May	2006		2005		Change

Revenue Passenger Miles (000)	909,741		739,289		23.1	Percent

Available Seat Miles (000)	1,119,567		1,002,596		11.7	Percent

Passenger Load Factor	81.3	Percent	73.7	Percent	7.5	Points

Block Hours	77,281		68,861		12.2	Percent

Departures	41,714		38,246		9.1	Percent

YEAR-TO-DATE	2006		2005		Change

Revenue Passenger Miles (000)	4,097,662		3,392,053		20.8	Percent

Available Seat Miles (000)	5,293,513		4,714,724		12.3	Percent

Passenger Load Factor	77.4	Percent	71.9	Percent	5.5	Points

Block Hours	366,660		327,032		12.1	Percent

Departures	197,234		178,700		10.4	Percent

###